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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Avid Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Avid Technology, Inc.

Avid Technology Park
One Park West
Tewksbury, Massachusetts 01876

Notice of Annual Meeting of Stockholders to be Held on Wednesday, May 22, 2002

        The Annual Meeting of Stockholders of Avid Technology, Inc. (the "Company") will be held on Wednesday, May 22, 2002, at One Federal Street, 7th Floor, Boston, Massachusetts at 10:00 a.m., local time, to consider and act upon the following matters:

  1.
  To elect two Class III Directors to serve for the ensuing three years.

  2.
  To approve an amendment to the Company's 1996 Employee Stock Purchase Plan.

  3.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year.

  4.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on April 2, 2002 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

        All stockholders are cordially invited to attend the meeting.

                      By Order of the Board of Directors,
                       ETHAN E. JACKS
                      Secretary

Tewksbury, Massachusetts
April 12, 2002

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

Avid Technology, Inc.

Avid Technology Park
One Park West
Tewksbury, Massachusetts 01876

Proxy Statement for the Annual Meeting of Stockholders to be Held on Wednesday, May 22, 2002

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Avid Technology, Inc. (the "Company") for use at the Annual Meeting of Stockholders and at any adjournments of that meeting (the "Annual Meeting"). The meeting will be held at 10:00 a.m., local time, on May 22, 2002, at the offices of One Federal Street, 7th Floor, Boston, Massachusetts. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

        This Proxy Statement, together with the Company's Annual Report to Stockholders for 2001, is being mailed to stockholders on or about April 12, 2002.

Voting Securities and Votes Required

        At the close of business on April 2, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 26,110,001 shares of common stock, $.01 par value per share, of the Company (the "Common Stock"). Stockholders are entitled to one vote per share.

        Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented and voting at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting at the Annual Meeting is required to approve the proposed amendment of the Company's 1996 Employee Stock Purchase Plan and to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year.

        Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter ("broker non-votes"), will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will not affect the voting on items submitted to the stockholders for approval at the Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information as of January 31, 2002 with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all directors and executive officers of the Company as a group:

Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Common Stock Outstanding (1)(2)
Bluewater Investment Management Inc. (3) Suite 1502, Box 63 150 King Street West Toronto, Ontario Canada, MSH 1J9	3,076,455	11.86%
Dimensional Fund Advisors Inc. (4) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,926,100	7.43%
High Rock Capital LLC (5) 28 State Street, 18th Floor Boston, MA 02109	1,862,700	7.43%
Liberty Wagner Asset Management, L.P. (6) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,493,000	5.76%
Barclays Global Investors, N.A. (7) 45 Fremont Street San Francisco, CA 94105	1,422,392	5.48%
Mellon Financial Corporation (8) One Mellon Center Pittsburgh, PA 15258	1,355,807	5.23%
Charles T. Brumback (9)	70,995	*
Robert M. Halperin (10)	97,500	*
Pamela F. Lenehan (11)	10,000	*
Nancy Hawthorne (11)	38,000	*
William J. Warner	190,000	*
David A. Krall (12)	302,730	1.15%
David R. Froker (13)	140,262	*
Charles L. Smith (14)	126,281	*
Paul J. Milbury (11)	40,834	*
Ethan E. Jacks (11)	106,980	*
All directors and executive officers as a group (14 persons) (15)	1,414,986	5.22%

*
Less than 1%

(1)
The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. Unless otherwise indicated, each person listed above has sole voting and/or investment power with respect to the shares listed as of January 31, 2002. Any reference in the footnotes below to shares subject to stock options held by the person or entity in question relates only to stock options which were exercisable on, or within 60 days after, January 31, 2002.

(2)
In calculating the percentage of the Company's Common Stock beneficially owned by each person or entity listed, the number of shares deemed outstanding consists of the 25,938,624 shares actually outstanding as of January 31, 2002, plus, for that person or entity only, any shares subject to stock options that were exercisable on, or within 60 days after, January 31, 2002.

(3)
Beneficial ownership as of December 31, 2001 as reported in an amendment to a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on February 14, 2002.

(4)
Beneficial ownership as of December 31, 2001 as reported in an amendment to a Schedule 13G filed with the Commission on February 12, 2002.

(5)
Beneficial ownership as of December 31, 2001 as reported in a Schedule 13G filed with the Commission on February 14, 2002. Includes 217,100 shares beneficially held by High Rock Asset Management LLC.

(6)
Beneficial ownership as of December 31, 2001 as reported in a Schedule 13G filed with the Commission on February 12, 2002. Includes shares beneficially held by WAM Acquisition GP, Inc. and Liberty Acorn Trust.

(7)
Beneficial ownership as of December 31, 2001 as reported in a Schedule 13G filed with the Commission on February 12, 2002. Includes 187,552 shares beneficially held by Barclays Global Fund Advisors.

(8)
Beneficial ownership as of December 31, 2001 as reported in a Schedule 13G filed with the Commission on January 24, 2002. Includes shares beneficially held by direct and indirect subsidiaries of Mellon Financial Corporation.

(9)
Includes 69,995 shares subject to stock options.

(10)
Includes 67,500 shares subject to stock options.

(11)
Consists of shares subject to stock options.

(12)
Includes 283,229 shares subject to stock options.

(13)
Includes 137,829 shares subject to stock options.

(14)
Includes 119,662 shares subject to stock options.

(15)
Includes 1,154,192 shares subject to stock options.

ELECTION OF DIRECTORS

        The Company's Board of Directors consists of three classes (designated Class I, Class II and Class III Directors), with members of each class holding office for overlapping three-year terms.

        The persons named in the enclosed proxy will vote to elect Robert M. Halperin and William J. Warner as Class III Directors, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve if elected, but if any or all of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by the Board of Directors.

Directors

        Set forth below regarding each continuing director and each of the nominees for director is each such person's name, age, position with the Company, if any, principal occupation, business experience during at least the past five years and the names of other publicly held corporations for which such director (including the two nominees for Class III Directors) serves as a director and the year during which each such person first became a director of the Company.

Nominees

Class III Directors (Term to expire at 2005 Annual Meeting)

        Robert M. Halperin, 73, has served as a director since May 1991 and as Chairman of the Board since November 1999. Mr. Halperin was Vice Chairman of the Board of Raychem Corporation from April 1990 to November 1994. Prior to April 1990, Mr. Halperin was President of Raychem Corporation. Mr. Halperin also serves as a director of Vitria Technology, Inc. and theglobe.com, inc.

        William J. Warner, 47, the founder of the Company, has served as a director since the Company's inception in September 1987 and is a part-time employee of the Company. Mr. Warner was President and Chief Executive Officer of the Company from its inception through, respectively, May and September 1991. From January 1992 through June 1996, Mr. Warner was President of Wildfire Communications, Inc., a developer of personal communications products; Mr. Warner also served as Chairman of the Board of Directors of Wildfire from January 1992 through April 2000. Since June 2000, Mr. Warner has served as President of Future Boston, Inc., a non-profit organization. In addition, since September 2001, Mr. Warner has been the President of Warner Research, LLC.

Continuing Members of the Board of Directors

Class I Directors (Term to expire at 2003 Annual Meeting)

        Charles T. Brumback, 73, became a director of the Company in April 1996. Mr. Brumback was Chairman of Tribune Company from January 1993 to December 1995 and Chief Executive Officer from August 1990 to May 1995. Previously, he served as President and Chief Operating Officer of Tribune Company and President and Chief Executive Officer of Chicago Tribune Company.

        Nancy Hawthorne, 50, became a director of the Company in October 1997. Since August 2001, Ms. Hawthorne has served as Chairperson and Chief Executive Officer of Clerestory, LLC, a firm that provides financial consulting and executive coaching services. From 1996 until July 1997, Ms. Hawthorne was Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management. From July 1997 until July 2001, Ms. Hawthorne was self-employed, providing a variety of financial strategy consulting services. Ms. Hawthorne has also served as Executive Vice President—Enterprise Transformation, Senior Vice President and Chief Financial Officer of MediaOne, a telecommunications firm, from 1992 to 1996. Ms. Hawthorne also serves as a director of Perini Corporation, LifeF/X, Inc. and Beacon Power Corporation.

Class II Directors (Term to expire at 2004 Annual Meeting)

        David A. Krall, 41, has served as a director of the Company since October 2000 and has been an employee since 1995. Mr. Krall has served as President and Chief Executive Officer of the Company since April 2000 and served as President and Chief Operating Officer of the Company from October 1999 until April 2000. Previously, Mr. Krall served as Chief Operating Officer of Digidesign, the Company's professional audio division, from July 1998 to October 1999 and as Vice President of Engineering of Digidesign from June 1996 to July 1998.

        Pamela F. Lenehan, 49, has served as a director since April 2001. Since September 2001, Ms. Lenehan has been a private investor. From March 2000 until September 2001, Ms. Lenehan was Vice President and Chief Financial Officer of Convergent Networks, Inc., a manufacturer of next generation switching equipment. From February 1995 until January 2000, she was Senior Vice President, Corporate Development and Treasurer of Oak Industries, Inc., a manufacturer of telecommunications components. Previously, Ms. Lenehan was also a Managing Director at Credit Suisse First Boston.

Board and Committee Meetings

        During 2001, the Board of Directors met five times. With the exception of Mr. Halperin, each director was present for at least 75% of the aggregate number of Board meetings and meetings held by all committees on which that director then served. Mr. Halperin attended three of the five Board meetings.

        The Company has a standing Compensation Committee of the Board of Directors which reviews, and recommends to the Board for approval, the compensation programs for the Chief Executive Officer, other executive officers and key employees. The Compensation Committee also administers the Company's bonus and incentive plans and programs, including stock option and stock purchase plans for all employees, including executive officers. The Compensation Committee held several informal meetings in 2001. The current members of the Compensation Committee are Messrs. Brumback and Halperin.

        The Company has a standing Audit Committee of the Board of Directors which monitors and reviews the Company's financial statements and the underlying reporting policies and internal controls, recommends the selection of the Company's independent auditors, and reviews whether non-audit services provided by the independent auditor affect the auditor's independence. The Audit Committee met five times during 2001. The current members of the Audit Committee are Mr. Brumback, Ms. Hawthorne and Ms. Lenehan.

        The Company has a standing Nominating and Governance Committee of the Board of Directors which recommends nominees for director and reviews the corporate governance structure of the Company. In 2001, the Nominating and Governance Committee met once. The Nominating and Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Secretary of the Company, at the principal offices of the Company, who will forward such recommendations to the Nominating and Governance Committee for consideration. The current members of the Nominating and Governance Committee are Messrs. Brumback and Halperin.

Directors' Compensation

        The members of the Board of Directors who are not employees of the Company are each paid an annual retainer of $15,000 and a fee of $1,500 for each meeting attended. Under the Company's 1993 Director Stock Option Plan (the "Director Plan"), non-employee directors may elect to receive such amounts as options in lieu of cash. Such options are fully exercisable upon grant, have an exercise price equal to half of the fair market value of the Company's Common Stock on the date of grant, and cover a number of shares equal in value to the cash that would otherwise be payable divided by the exercise price.

        Under the Director Plan, members of the Board of Directors who are not employees of the Company receive an option to purchase 10,000 shares of Common Stock upon their initial election to the Board of Directors. In addition, each director receives an option to purchase 10,000 shares of Common Stock on the date of each annual meeting of stockholders, provided the director has then served a minimum of six months on the Board of Directors. Each option becomes exercisable in accordance with a vesting schedule determined by the Board at the time of grant.

        The Company does not pay directors who are also employees of the Company for their service on the Board of Directors. The Company reimburses all of its directors for out-of-pocket expenses incurred in connection with performing their duties as directors of the Company.

Executive Compensation

        The following table sets forth certain information for each of the last three fiscal years regarding the compensation of the Company's Chief Executive Officer and four other executive officers as required under the rules of the Commission (the "Named Executive Officers").

Summary Compensation Table

Long-term Compensation
		Annual Compensation				Securities Underlying Options (Shares) (#)
Name and Principal Position					Restricted Stock Awards ($)		All Other Compensation ($)(1)
	Year	Salary ($)	Bonus ($)	Other ($)
David A. Krall President and Chief Executive Officer	2001 2000 1999	420,000 384,113 260,949	— 145,302 119,204	— — —	— — 114,900(2)	250,000 100,000 100,000	51,613 167,716 4,900
David R. Froker Vice President, General Manager, Digidesign	2001 2000 1999	320,000 300,000 265,000	— 174,000 132,504	— — —	— — —	50,000 35,000 40,000	4,950 4,563 4,445
Charles L. Smith Vice President of Worldwide Sales, Marketing & Services	2001 2000 1999	300,000 275,000 229,168	— 79,750 129,150	— — —	— — 80,430(2)	50,000 25,000 50,000	93,276 158,428 5,000
Paul J. Milbury (3) Vice President and Chief Financial Officer	2001 2000	300,000 14,808	— 7,250	— —	— —	60,000 100,000	5,100 —
Ethan E. Jacks (4) Vice President of Business Development and Chief Legal Officer	2001 2000 1999	285,000 255,703 151,145	— 137,283 25,000	— — —	— — —	25,000 75,000 52,500	4,500 4,392 4,275

(1)
In each case, constitutes a matching contribution under the Company's 401(k) Plan. Also in 2000, Messrs. Krall and Smith were reimbursed $165,903 and $153,641, respectively, for travel and temporary living expenses while commuting from California to Massachusetts, as well as subsequent moving expenses. In 2001, Messrs. Krall and Smith were reimbursed $47,113 and $88,176, respectively, for the taxes each paid on the relocation reimbursement received in 2000.

(2)
Represents the fair market value of shares of restricted stock when issued on October 26, 1999. Such shares vested in two installments of 40% and 60% on the first and second respective anniversaries of the date of grant. The restrictions on all the shares granted on October 26, 1999 have since lapsed.

(3)
Mr. Milbury joined the Company as Vice President and Chief Financial Officer in December 2000.

(4)
Mr. Jacks joined the Company in March 1999 and serves as Vice President of Business Development and Chief Legal Officer. Also, from April 2000 to November 2000, Mr. Jacks served as Acting Chief Financial Officer of the Company.

Option Grants in Last Fiscal Year

        The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 2001.

Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(4)
Individual Grants
Percent of Total Options Granted to Employees in Fiscal Year(%)(2)
Name	Number of Securities Underlying Options Granted(#)(1)		Exercise Price ($/share)(3)	Expiration Date
					5%($)	10%($)
David A. Krall	100,000 150,000	4.28 6.43	12.80 9.96	4/17/11 8/30/11	804,985 939,569	2,039,990 2,381,051
David R. Froker	30,000 20,000	1.29 0.86	12.80 9.96	4/17/11 8/30/11	241,496 125,276	611,997 317,474
Charles L. Smith	30,000 20,000	1.29 0.86	12.80 9.96	4/17/11 8/30/11	241,496 125,276	611,997 317,474
Paul J. Milbury	10,000 50,000	0.43 2.14	12.80 9.96	4/17/11 8/30/11	80,499 313,190	203,999 793,684
Ethan E. Jacks	25,000	1.07	12.80	4/17/11	201,246	509,998

(1)
Options vest over a four-year period with twelve and one-half percent of the shares of each option vesting and becoming exercisable six months after the grant of the option and the remaining shares vesting in equal monthly installments over the following three and one-half years.

(2)
Based on grants of options to employees of the Company during 2001 to purchase up to an aggregate of 2,334,439 shares of Common Stock.

(3)
Fair market value of the Company's Common Stock on the date of grant.

(4)
Potential realizable value is based on an assumption that the market price of the Company's Common Stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the ten-year term. These values are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate or projection of future stock price. Actual gains, if any, on stock option exercises will depend upon the future performance of the Company's Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information regarding options exercised during the year ended December 31, 2001 by the Named Executive Officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/Unexercisable($)*
David A. Krall	—	—	252,292	266,145	145,550	347,875
David R. Froker	15,000	65,017	129,704	63,125	19,375	43,800
Charles L. Smith	—	—	113,433	55,125	38,846	43,800
Paul J. Milbury	—	—	26,667	133,333	0	109,500
Ethan E. Jacks	—	—	103,542	48,958	32,906	5,156

*
The per-share value of unexercised in-the-money options is calculated by subtracting the option exercise price from $12.15, the last sale price of the Company's Common Stock on Monday, December 31, 2001 as reported on the Nasdaq National Market.

Employment and Other Agreements

        The Company has employment agreements with each of its Named Executive Officers, which provide certain severance benefits, including the payment of up to 12 months of such officer's base salary, if the Company terminates such officer's employment other than for cause or if the officer terminates employment under certain limited circumstances. During the period from the first to the second anniversary after a termination, the Company must pay the officer the amount by which his or her monthly base salary at the time of termination exceeds the monthly compensation from any new employer. In addition, the Company must pay the officer his or her target incentive compensation for the last full calendar year preceding the year of termination. Finally, the Company will immediately vest any stock options and shares of restricted stock that were due to vest within twelve months of the officer's date of termination.

        The Company also has agreements with each Named Executive Officer providing that, upon any termination of employment without cause or for good reason (as defined in the agreement) within two years following a change in control of the Company, the officer will receive severance benefits of up to such officer's base salary plus the greater of (i) two times such officer's annual bonus and (ii) two times such officer's target bonus award for the year in which termination occurred (grossed up to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code")). In addition, any unvested options and restricted stock then held by such officer will become immediately vested and exercisable in full.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee in 2001 were Messrs. Halperin and Brumback, neither of whom is an employee of the Company. No executive officer of the Company is a member of the compensation committee of another corporation or other entity (or other persons serving an equivalent function for such entity) whose executive officers served on the Company's Board of Directors.

Report of the Compensation Committee

        During 2001, the Compensation Committee of the Board of Directors (the "Committee") consisted of Messrs. Brumback and Halperin. Both members of the Committee are non-employee directors. The Committee establishes and administers the policies that govern both annual compensation and equity ownership. This report is submitted by the Committee and addresses the Company's policies for fiscal 2001 as they apply to the Named Executive Officers.

        The Company uses its compensation program to achieve the following objectives:

  •
  to provide compensation that attracts, motivates and retains the best talent and highest caliber people to serve customers and achieve strategic objectives;

  •
  to align management's interest with the success of the Company;

  •
  to align management's interests with those of stockholders by including long-term equity incentives; and

  •
  to increase the profitability of the Company and, accordingly, increase stockholder value.

        Overview.    The Committee believes that its executive compensation program provides an overall level of compensation that is competitive in the computer-based digital editing industry and among companies of comparable size and complexity. At the beginning of each fiscal year, the Company establishes an annual salary plan for the Company's executive officers based on its review of salary data for executive officers at comparable companies. The Company's executive compensation program consists of base salary, annual incentive compensation, long-term equity incentives in the form of stock options and certain benefits, such as the Company's employee stock purchase program, medical and life insurance and 401(k) savings plans, which are generally available to all U.S.-based employees of the Company.

        Salary.    Base salary compensation is generally set within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar business and of comparable size. In addition to external market data, salary is determined by the Company's financial performance and the individual's performance based on predetermined non-financial objectives. Non-financial objectives include an individual's contribution to the Company as a whole, including his or her ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

        Incentive Compensation.    The Executive Variable Compensation Program was the Company's incentive program for executive officers in 2001. The primary purpose of the program was to provide cash incentives to executives to achieve the financial goals established by the Company at the beginning of 2001. The Company failed to meet these financial targets for the 2001 fiscal year. As a consequence, the Company did not pay a cash bonus to any of its executive officers, including its Named Executive Officers, as indicated in the Summary Compensation Table under "Executive Compensation."

        Long-Term Incentive Compensation.    Long-term incentive compensation, in the form of stock options, grants of restricted stock and offerings under the Company's stock purchase plan, helps to align the interests of management and stockholders and enables executives to develop a long-term stock ownership position in the Company.

        Stock Options.    In addition to considering an executive's past performance, the Company's desire to retain an individual is of paramount importance in the determination of stock option grants. In order to encourage key employees to continue in the employ of the Company and to motivate such employees to improve the Company's long-term stock market performance, stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant and generally vest over a four-year period.

        Employee Stock Purchase Plan.    The Company's employee stock purchase program, which is available to virtually all employees, including executive officers, allows participants to purchase shares of the Company's Common Stock at a 15 percent discount from the fair market value of the Common Stock at the beginning or end of the applicable purchase period (which ever is lower).

        Compensation of Chief Executive Officer.    As the Company's President and Chief Executive Officer from January 2001 to December 2001, David A. Krall received salary compensation of $420,000. Mr. Krall's annual salary for 2001 was determined based on an assessment of comparative industry salaries using established executive compensation surveys. In accordance with the terms of the Company's Executive Variable Compensation Program and based on the Company performance in 2001, Mr. Krall did not receive a cash bonus for 2001. However, Mr. Krall was reimbursed $47,113 for tax expenses associated with the reimbursement he received in 2000 for travel, living and relocation expenses incurred while commuting to the Company's headquarters in Massachusetts from his home in California, and his subsequent move to Massachusetts.

        In 2001, the Company granted Mr. Krall options to purchase up to 100,000 shares and 150,000 shares of Common Stock at $12.80 and $9.96 per share, respectively. Twelve and one-half percent of the shares of each option vest and become exercisable six months after the date of grant, and the remaining shares vest in equal monthly installments over the following three and one-half years. The Committee believes that these options provide an appropriate long-term incentive for continued efforts on behalf of the Company.

        Impact of Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a corporation's chief executive officer or any of its other four most highly compensated executive officers. Certain compensation, including qualified performance-based compensation will not be subject to the deduction limit if specific requirements are met. The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the stock options granted to its executive officers under the Company's stock option plans in a manner that is intended to avoid disallowances of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards under the Company's stock option plans will be treated as qualified performance based compensation under Section 162(m). The Committee reserves the right to use its judgment to authorize compensation payments which may be subject to the Section 162(m) limitation when the Committee believes such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and the performance of the employees receiving the compensation.

                      COMPENSATION COMMITTEE
                      Robert M. Halperin
                      Charles T. Brumback

Report of the Audit Committee

        For the fiscal year ended December 31, 2001, the Audit Committee of the Company's Board of Directors was composed of three members and acted under a written charter approved by the Board in December 2000. A copy of the Audit Committee Charter was attached to the Company's proxy statement for the 2001 Annual Meeting of Shareholders and is available on the Securities and Exchange Commission's website at www.sec.gov. The members of the Audit Committee were independent directors as defined by its charter and the rules of the Nasdaq Stock Market.

        The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended December 31, 2001 and discussed these financial statements with the Company's management. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company's financial statements in accordance with audit standards generally accepted in the United States of America and for issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company's management, internal accounting, financial and auditing personnel and the independent auditors, the following:

  •
  the plan for, and the independent auditors' report on, each audit of the Company's financial statements;

  •
  the Company's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders;

  •
  management's selection, application and disclosure of critical accounting policies;

  •
  changes in the Company's accounting practices, principles, controls or methodologies;

  •
  significant developments or changes in accounting rules applicable to the Company; and

  •
  the adequacy of the Company's internal controls and accounting, financial and auditing personnel.

Management represented to the Audit Committee that the Company's financial statements had been prepared in accordance with accounting principles generally accepted in the United States of America.

        The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with PricewaterhouseCoopers LLP, the Company's independent auditors. SAS 61 requires the Company's independent auditors to discuss with the Company's Audit Committee, among other things, the following:

  •
  methods to account for significant unusual transactions;

  •
  the initial selection of and changes in significant accounting policies;

  •
  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

  •
  the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates;

  •
  adjustments arising from the audit that, in the auditors' judgment, have a significant effect on the entity's financial reporting; and

  •
  disagreements, of which there were none, with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

        The Company's independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors to disclose annually in writing all relationships that in the auditors' professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of their independence. The Audit Committee discussed with the independent auditors the matters disclosed in this letter and their independence from the Company. The Audit Committee also considered whether the independent auditors' provision of the other, non-audit related services to the Company, which are referred to in "Discussion of Auditor Independence" below, is compatible with maintaining such auditors' independence.

        It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the report of PricewaterhouseCoopers LLP on its audit of the Company's financial statements.

        Based on its discussions with management and the independent auditors, its review of the representations and information provided by management, and the report of the Company's independent auditors, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                      AUDIT COMMITTEE
                      Charles T. Brumback
                      Nancy Hawthorne
                      Pamela F. Lenehan

Independent Auditor's Fees and Other Matters

Audit Fees

        PricewaterhouseCoopers LLP ("PwC") billed the Company an aggregate of $629,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2001.

Financial Information Systems Design and Implementation Fees

        PwC did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended December 31, 2001 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

All Other Fees

        PwC billed the Company an aggregate of $384,000 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2001, primarily for tax compliance and advisory services and accounting advisory services.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on its review of copies of reports filed by persons required to file such reports with respect to beneficial ownership of securities of the Company ("Reporting Persons") pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and written representations from certain Reporting Persons, the Company believes that with one exception, all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act. A Form 3 for Ms. Lenehan, a member of the Board of Directors, was not filed within the prescribed time period.

Stock Performance Graph

        The following graph compares the cumulative total stockholder return on the Common Stock of the Company during the period from January 1, 1996 through December 31, 2001 with the cumulative total return of (i) the Nasdaq National Market Index and (ii) a Peer Group Index* over the same period. This comparison assumes the investment of $100 on December 31, 1995 in the Company's Common Stock, the Nasdaq National Market Index and the Peer Group Index and assumes dividends, if any, are reinvested.

    *    Peer Group Index reflects the stock performance of the 87 publicly traded companies which comprise the SIC Code Index 3663 (Radio and Television Broadcasting and Communications Equipment).

AMENDMENT OF 1996 EMPLOYEE STOCK PURCHASE PLAN

        The Company's 1996 Employee Stock Purchase Plan, as amended (the "1996 Plan"), currently provides for the issuance of up to 1,200,000 shares of Common Stock. In February 2002, the Board of Directors amended the 1996 Plan increasing the number of shares authorized for issuance by 500,000 shares to an aggregate of 1,700,000 shares of Common Stock. In order to approve the amendment to the 1996 Plan, a majority of the shares of the Company's Common Stock present or represented by proxy at the Annual Meeting must vote in favor of the amendment.

        The Board of Directors adopted the amendment because it believed that it would further enhance the Company's ability to attract, retain and motivate qualified employees. The 1996 Plan permits employees of the Company and its subsidiaries to purchase shares of Common Stock from the Company through a series of offerings for a purchase price equal to 85% of the fair market value of the stock applicable to that offering period.

        The following is a brief summary of the provisions of the 1996 Plan. This summary is qualified in all respects by reference to the full text of the 1996 Plan, which is available upon request to the Secretary of the Company.

Summary of the 1996 Plan

        Eligibility:    The 1996 Plan is open to all employees of the Company and any of its subsidiaries provided that the employee (i) is regularly employed by the Company or a subsidiary for more than 20 hours a week and five months a year, (ii) has been employed by the Company or a subsidiary for at least three months prior to enrolling in the 1996 Plan and (iii) is employed by the Company or a subsidiary on the first day of the offering period.

        Offering Periods:    Under the 1996 Plan, the Company conducts two offerings per year to employees to purchase Common Stock. The offering periods run each year from February 1 to July 31 and August 1 to January 31.

        Share Purchase:    During each offering period, a participating employee may purchase up to a maximum number of shares equal to the product of $2,083 multiplied by the number of full months in the period divided by the applicable Offering Commencement Price (as defined below). It is Avid's policy that no employee may purchase shares with a value of more than $3,000 per period or $6,000 per year.

        Purchase Price:    Shares purchased at the completion of the offering period will be sold at the lower of (i) 85% of the last sale price of the Common Stock on the Nasdaq National Market on the day that the offering period commences (the "Offering Commencement Price") and (ii) 85% of the last sale price on the day that the offering period terminates. The last sale price of the Company's Common Stock on April 2, 2002 was $13.10 per share, as reported on the Nasdaq National Market.

        Payroll Deduction:    An employee may elect to have up to ten percent deducted from his or her regular salary for use under the 1996 Plan.

        Merger:    If, during an offering period, the Company is involved in a merger with another corporation whereby the holders of capital stock of the Company immediately prior to such merger hold at least 80% of the voting power of the capital stock of the surviving corporation after the merger, or a "continuity of control merger," each employee participating in the offering would be entitled to receive at the end of the offering period the equivalent number of securities or property which holders of Common Stock were entitled to receive upon consummation of the merger.

        If, instead, the Company were involved in a merger that is not a "continuity of control" merger, or if the Company sold all or substantially all of its assets, the Board of Directors or the Compensation

Committee would determine how to treat the existing offering. It could (i) terminate all outstanding purchase options and refund all payroll deductions, (ii) provide notice to all plan participants and allow them to exercise their purchase options before the date such transaction would become effective or (iii) provide that, in lieu of Common Stock, plan participants would receive an appropriate amount of securities or property that holders of Common Stock receive for their shares of Common Stock in the transaction.

        Amendment of the 1996 Plan:    The Board of Directors or the Compensation Committee may at any time terminate or amend the 1996 Plan. However, if stockholder approval of an amendment is required under Section 423 of the Code, such amendment may not be effected without stockholder approval. The 1996 Plan requires that all amounts in the accounts of participating employees be promptly refunded upon termination of the 1996 Plan.

Federal Income Tax Consequences

        See Appendix A to this Proxy Statement for a discussion of the U.S. federal income tax consequences of the 1996 Plan.

Board Recommendation

        The Board of Directors believes that the approval of the amendment of the 1996 Plan is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

        The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year. PwC has served as the Company's independent accountants since 1992. Although stockholder ratification of the selection of PwC is not required by law, the Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Company will reconsider the selection of PwC.

        Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

        Management does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

        All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names and the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

Stockholder Proposals for the 2003 Annual Meeting of Stockholders

        A proposal that a stockholder would like included in the Company's proxy statement for the 2003 Annual Meeting must be received by the Secretary of the Company at its principal office in Tewksbury, Massachusetts no later than Friday, December 13, 2002.

        If a stockholder intends to present a proposal at the 2003 Annual Meeting of Stockholders, but not have such proposal included in the Company's proxy statement, the proposal must be submitted to the Secretary of the Company at the Company's principal offices no later than February 11, 2003 or 60 days before the date of the 2003 Annual Meeting, whichever is later. The Company has not yet set a date for the 2003 Annual Meeting; however, if the 2003 Annual Meeting is held on May 22, 2003 (the anniversary of the 2002 Annual Meeting), the deadline for delivery of the proposal is expected to be Monday, March 24, 2003.

                      By Order of the Board of Directors,
                       ETHAN E. JACKS
                      Secretary

April 12, 2002

        THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT STOCKHOLDERS PLAN TO ATTEND, STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

APPENDIX A
FEDERAL INCOME TAX CONSEQUENCES
OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN

        The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the 1996 Plan and with respect to the sale of common stock acquired under the 1996 Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

        Tax Consequences to Participants.    A participant will not have income upon enrolling in the 1996 Plan or upon purchasing stock at the end of an offering.

        A participant may have both compensation income and capital gain income if the participant sells stock that was acquired under the 1996 Plan at a profit (if sales proceeds exceed the purchase price). The amount of each type of income will depend on when the participant sells the stock. If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, then the participant will have compensation income equal to the lesser of:

  •
  15% of the value of the stock on the day the offering commenced; and

  •
  the participant's profit.

        Any excess profit will be long-term capital gain.

        If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. If the participant's profit exceeds the compensation income, then the excess profit will be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        If the participant sells the stock at a loss (if sales proceeds are less than the purchase price), then the loss will be a long-term capital loss. This capital loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        Tax Consequences to the Company.    There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

A-1

1174-PS-02

ZAVT12

DETACH HERE

PROXY

AVID TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on behalf of the Board of Directors of the Company

        The undersigned, having received notice of the meeting and the accompanying proxy statement, and revoking all prior proxies, hereby appoints Messrs. David A. Krall and Ethan E. Jacks and Ms. Carol E. Kazmer, and each of them individually, with full power of substitution, as proxies to represent and vote all shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Avid Technology, Inc. to be held at One Federal Street, 7th Floor, Boston, Massachusetts, on Wednesday, May 22, 2002, at 10:00 a.m., and at any adjournment thereof, with respect to the following matters set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

AVID TECHNOLOGY, INC.
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

ZAVT11

DETACH HERE

☒	Please mark votes as in this example.
1.	To elect the two nominees listed below to serve as Class III Directors for a term of three years.						FOR	AGAINST	ABSTAIN
	Nominees:	(01) Robert M. Halperin (02) William J. Warner			2.	To approve an amendment to the Company's 1996 Employee Stock Purchase Plan.	/ /	/ /	/ /
		FOR BOTH NOMINEES / /	WITHHELD FROM BOTH NOMINEES / /	MARK HERE IF YOU PLAN TO ATTEND THE MEETING / /	3.	To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company.	/ /	/ /	/ /
	/ / For both nominees except as noted above			MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW / /

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR Proposals 1, 2 and 3.
Please sign and return immediately.
					When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.
Signature:	Date:	Signature:	Date:

QuickLinks

Avid Technology, Inc.
Notice of Annual Meeting of Stockholders to be Held on Wednesday, May 22, 2002
Avid Technology, Inc.
Proxy Statement for the Annual Meeting of Stockholders to be Held on Wednesday, May 22, 2002
ELECTION OF DIRECTORS
Class III Directors (Term to expire at 2005 Annual Meeting)
Class I Directors (Term to expire at 2003 Annual Meeting)
Class II Directors (Term to expire at 2004 Annual Meeting)
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
AMENDMENT OF 1996 EMPLOYEE STOCK PURCHASE PLAN
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
OTHER MATTERS
APPENDIX A FEDERAL INCOME TAX CONSEQUENCES OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN